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                     June 24, 2020

       Nan Shen
       Chief Financial Officer
       GSX Techedu Inc.
       2/F, Boyan Tech Building
       No. 10 East Xibeiwang Road
       Haidian District Beijing

                                                        Re: GSX Techedu Inc.
                                                            Form 20-F for
Fiscal Year Ended December 31, 2019
                                                            Filed April 3, 2020
                                                            File No. 1-38923

       Dear Mr. Shen:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                     Sincerely,


                     Division of Corporation Finance

                     Office of Trade & Services